UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 6, 2003

SPINNAKER EXPLORATION COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-16009	76-0560101
(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Smith Street, Suite 800 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 759-1770

Item 9.    Regulation FD Disclosure.

The following information is furnished pursuant to Item 9, “Regulation FD Disclosure.”

Contact:    Robert M. Snell, Vice President,

Chief Financial Officer and Secretary

(713) 759-1770

Spinnaker Exploration Announces Addition to Management Team

HOUSTON, May 7 /PRNewswire-FirstCall/ — Spinnaker Exploration Company (NYSE: SKE) today announced the appointment of Scott A. Griffiths as its Executive Vice President and Chief Operating Officer.

Since March 2002, Mr. Griffiths has been Senior Vice President, Worldwide Exploration for Ocean Energy. Mr. Griffiths joined Ocean from Seagull Energy Corporation, following their merger. At Seagull, Mr. Griffiths served as Vice President, Domestic Exploration. Mr. Griffiths came to Seagull when the Company acquired Global Natural Resources in 1996. At Global he served in a variety of roles, including Chief Geologist and Exploration Manager. Mr. Griffiths began his career with Shell Oil Company in 1981.

About the appointment Roger Jarvis, Chairman, CEO and President of Spinnaker said, “We are pleased and excited that Scott has agreed to join the Spinnaker team. In Scott, we have added a world-class exploration mind and an outstanding strategic talent. We know Scott well and have admired his work for some time. He is a perfect fit for our Company and with our culture.”

Mr. Griffiths will begin immediately with Spinnaker, but by mutual agreement will spend most of the summer on leave, returning on August 1.

Mr. Griffiths earned a BS degree in Geology from the University of New Mexico and an MS degree in Geology from Indiana University. He attended the Harvard Advanced Management Program in 2002.

Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of natural gas and oil in the U.S. Gulf of Mexico.

Certain statements in this press release are forward-looking and are based upon Spinnaker’s current belief as to the outcome and timing of future events that are subject to numerous uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for natural gas and oil, operating risks and other risk factors as described in Spinnaker’s Annual Report on Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Spinnaker’s actual results and plans could differ materially from those expressed in the forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and Spinnaker undertakes no obligation to update such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPINNAKER EXPLORATION COMPANY

Date: May 8, 2003	By:	/s/ JEFFREY C. ZARUBA
	Name: Title:	Jeffrey C. Zaruba Vice President, Treasurer and Assistant Secretary